## SECOND AMENDMENT

**THIS SECOND AMENDMENT** (the "**Amendment**") is made and entered into as of January 6, 2005 by and between **CA-FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership** ("**Landlord**") and **DYNTEK, INC., a Delaware corporation** ("**Tenant**").

## RECITALS

A. Landlord and Tenant (as successor in interest by merger to Integration Technologies, Inc., a California corporation) are parties to that certain lease dated July 21, 2003, which lease has been previously amended by First Amendment and Landlord Consent to Merger dated December 21, 2004 and a Commencement Letter dated October 27, 2003 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately **7,773** rentable square feet (the "**Original Premises**") described as Suite Nos. 140 and 350 on the 1st and 3rd floors of the building commonly known as Fairchild Corporate Center located at 19700 Fairchild Road, Irvine, California (the "**Building**").

B. Tenant has requested that additional space containing approximately **1,873** rentable square feet described as Suite No. 180 on the 1st floor of the Building shown on **Exhibit A** hereto (the "**Expansion Space**") be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

**NOW, THEREFORE**, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **Expansion and Effective Date.** Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 7,773 rentable square feet on the 1st and 3rd floors to **9,646** rentable square feet on the 1st and 3rd floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date (i.e., January 31, 2009). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

   1.01. The "**Expansion Effective Date**" shall be the later to occur of (i) January 1, 2005 ("**Target Expansion Effective Date**"), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as **Exhibit B** hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A "**Tenant Delay**" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

      a. Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

      b. Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

      c. Changes requested or made by Tenant to previously approved plans and specifications;

d. The performance of work in the Expansion Space by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or

e. If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work.

The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Expansion Space. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay Rent on the Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

1.02. In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Section 1.01. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2. **Base Rent.** In addition to Tenant's obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

| Months of Term or Period | Annual Rate Per Square Foot | Monthly Base Rent |
|---|---|---|
| 1/1/05-12/31/06 | $25.20 | $3,933.30 |
| 1/1/07-12/31/07 | $25.80 | $4,026.95 |
| 1/1/08-1/31/09 | $26.40 | $4,120.60 |

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is other than the Target Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

3. **Additional Security Deposit.** Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $12,399.26 which is added to and becomes part of the Security Deposit held by Landlord as provided under Section 6 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $28,449.18 to **$40,848.44.**

4. **Tenant's Pro Rata Share.** For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant's Pro Rata Share for the Expansion Space is **1.7837%.**

5. **Expenses and Taxes.** For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant's Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2005.

6. **Improvements to Expansion Space.**

6.01. **Condition of Expansion Space.** Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

6.02. **Responsibility for Improvements to Expansion Space.** Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as **Exhibit B**.

7. **Early Access to Expansion Space.** If Tenant is permitted to take possession of the Expansion Space before the Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Expansion Space to Landlord for each day of possession prior to the Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Expansion Space for any days of possession before the Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Notwithstanding the foregoing and subject to the terms of this Lease, Tenant shall be granted access to the Premises 14 days prior to the Expansion Effective Date for the sole purpose of performing improvements or installing furniture, equipment or other personal property in preparation for Tenant's occupancy of the Expansion Space. Landlord may withdraw such permission to enter the Expansion Space prior to the Expansion Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of Landlord's Work at the earliest possible date.

8. **Other Pertinent Provisions.** Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01 **Renewal Option.** Effective as of the Expansion Effective Date, the Renewal Option set forth in Section 2 of Exhibit F of the Lease shall apply to the Expansion Space.

8.02 **Parking.** Commencing on the Expansion Effective Date and ending on the Termination Date, Tenant shall lease from Landlord and Landlord shall lease to Tenant a total of up to 8 additional non-reserved parking spaces (based on a ratio of four (4) spaces per one thousand (1000) rentable square feet of the Premises) in the Parking Facility servicing the Building at no charge to Tenant. After the Initial Term, Tenant shall pay in advance, concurrent with Tenant's payment of monthly Base Rent, the prevailing monthly charges established from time to time for parking in the Parking Facility. Notwithstanding the foregoing and subject to Landlord availability, Tenant may request additional unreserved parking spaces in the Parking Facility. Any additional non-reserved parking spaces shall be $20.00 per month per space. Except as modified herein, the additional parking spaces shall be subject to the terms of the Lease.

9. **Miscellaneous.**

9.01. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information

concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

9.02. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06. Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Cushman & Wakefield of California in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "**Landlord Related Parties**") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "**Tenant Related Parties**") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. ("EOPMC") is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.07. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

**[SIGNATURES ARE ON FOLLOWING PAGE]**

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

**LANDLORD:**

**CA-FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership**

By: EOM GP, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By: Mark Valentine

Name: Mark Valentine
Managing Director - Leasing

Title: ____________________

**TENANT:**

**DYNTEK INC., a Delaware corporation**

By: Robert Webb

Name: ROBERT WEBBER

Title: CEO

95-4228470

**Tenant's Tax ID Number (SSN or FEIN)**

**EXHIBIT A**

**OUTLINE AND LOCATION OF EXPANSION SPACE**

Nov 15 04 04:47p Integration Technologies 949-271-0801 p.1


TO: JOHN BENDETTI
FROM: CHRIS HAGMANN
Suite 180
1,873 Rentable S.F.
KEY MAP
19700 Farichild
Floor 1
Irvine, California
NOT TO SCALE
Equity Office
Redefining the workplace. Together.
Gensler

## EXHIBIT B

## WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between **CA-FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership** ("Landlord") and **DYNTEK, INC., a Delaware corporation** ("Tenant") for space in the Building located at 19700 Fairchild Road, Irvine, California.

As used in this Workletter, the "Premises" shall be deemed to mean the Expansion Space, as initially defined in the attached Amendment.

1. Landlord shall perform improvements to the Premises in accordance with the space plan provided by Tenant, dated November 15, 2004 (the "Plans"). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the "Landlord Work." It is agreed that construction of the Landlord Work will be completed at Landlord's sole cost and expense (subject to the terms of Section 2 below) using Building standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant's use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment). Landlord shall be entitled to deduct a construction management fee for Landlord's oversight of the Landlord Work in an amount equal to 3% of the total construction costs of the Landlord Work.

2. If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant's sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

3. Landlord agrees to provide Tenant with an allowance (the "Cabling Allowance") in an amount not to exceed **$4,682.50** (i.e., $2.50 per rentable square foot of the Premises) to be applied toward the cost of installing voice and data cabling ("Cabling Costs"). Any unused portion of the Cabling Allowance shall accrue to the sole benefit of Landlord, it being understood and agreed that Tenant shall not be entitled to receive any credit or abatement in connection therewith. Landlord shall disburse the Cabling Allowance, or applicable portion thereof, to Tenant within forty-five (45) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant's actual Cabling Costs, and (ii) the Expansion Effective Date. However, in no event shall Landlord have any obligation to disburse any portion of the Cabling Allowance after the date which is 3 months after the Expansion Effective Date.

4. Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during Building Service Hours subsequent to the Expansion Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall

not delay the Expansion Effective Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

5. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

CUSHMAN & WAKEFIELD.

Cushman & Wakefield of California, Inc.
3030 Old Ranch Parkway
Suite 155
Seal Beach, CA 90740-2750
(562) 430-2222 Tel

May 25, 2007

Ms. Corianne Henry
**Dyntek**
19700 Fairchild Road, Suite 180
Newport Beach, CA 92660

RE: Change of Ownership Notification – Fairchild Corporate Center

Dear Ms. Henry:

We are pleased to announce that Cushman & Wakefield of California will assume the property management of Fairchild Corporate Center effective Friday, May 25, 2007.

**Your management staff will be as follows:**

| | |
|---|---|
| Jan Gage | - Property Manager |
| Chanel Leyva | - Property Coordinator |
| Cindy Osmundson | - Portfolio Manager |
| James Estrada | - Director of Leasing |

**Please remit your rental payments to the following:**

BixbyBIT Fairchild Corporate Center
c/o Cushman & Wakefield
P.O. Box 51239
Los Angeles, CA 90051-5539

In addition, we are in the process of reviewing and updating all Tenant Lease Files and ask for your assistance in supplying us with an updated insurance certificate. The certificate should include the following:

<u>Certificate Holder</u>: **Cushman & Wakefield of California, Inc.**
**3030 Old Ranch Parkway, Suite 155**
**Seal Beach, CA 90740-2750**

<u>Additional Insured</u>: **BixbyBIT Investments, LLC**
**BixbyBIT Fairchild Corporate Center, LLC**
**AND**
**Cushman & Wakefield of California, Inc. AND its affiliates**

<u>Coverage Amounts</u>: **Minimum amounts not less than the amounts outlined in the Lease.**

**Please fax your updated insurance certificate to <u>949.955.9096 by May 31, 2007</u>.** If you have any questions regarding your specific insurance requirements, or the transition, please feel free to contact Jan Gage at 949.955.9095 or 562.430.2222. For leasing information, please contact James Estrada at 949.250.0222.

We look forward to working with you and establishing a successful tenant/landlord relationship.

Best regards,

Jan Gage

Cushman & Wakefield of California
As Agent for BixbyBIT Investments, LLC

Equity Office

2010 Main Street, Suite 1250
Irvine, California 92614

phone 800.430.7752 California
phone 213.438.5998 outside California
fax 949.809.3140
www.equityoffice.com

June 17, 2005

Mr. Robert Webber
**DYNTEK, INC.**
19700 Fairchild Road
Suite 230
Irvine, CA 92614

**Re: Commencement Letter with respect to that certain Lease Agreement, dated March 31, 2005, by and between FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and DYNTEK, INC., a Delaware corporation as Tenant, for approximately 2,868 rentable square feet on the 2nd floor (Suite 230), of the building located at 19700 Fairchild Road, Irvine, California.**

Dear Robert:

In accordance with the terms and conditions of the above referenced Lease Agreement, Tenant accepted possession of the Premises on May 27, 2005 and agrees to the terms as follows:

1. The Commencement Date is June 1, 2005.
2. The Termination Date is January 31, 2009.
3. In accordance with Section 1.03 of the above referenced Lease, Tenant shall pay Landlord Base Rent for the Term as follows:

| Term | Annual Rate Per Square Foot | Monthly Base Rent |
|---|---|---|
| 6/1/05 - 12/31/06 | $25.20 | $6,022.80 |
| 1/1/07 - 12/31/07 | $25.80 | $6,166.20 |
| 1/1/08 - 01/31/09 | $26.40 | $6,309.60 |

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) original Commencement Letters where provided and returning them to my attention at your earliest convenience. A fully-executed original will be returned to you upon Landlord execution. If you have any questions, please do not hesitate to call me at (949) 809-3146.

**AGREED AND ACCEPTED:**

**TENANT:**

DYNTEK, INC.,
a Delaware corporation

By: [signature]

Name: Robert Webber

Its: President

**LANDLORD:**

CA-FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By: Equity Office Management, L.L.C.,
a Delaware limited liability company
as agent for Owner

By: [signature]

Name: Carla Osimo

Its: Authorized Signatory

# Fairchild Corporate Center

PROPOSAL FOR OFFICE SPACE

November 3, 2004

PREPARED FOR

## Dyntek, Inc.

**Prepared for:**
Mr. David Kinney
Cushman & Wakefield
*1920 Main Street, Suite 600*
*Irvine, CA 92614*
*Ph 949.955-7656*
*Fax 949.724.8846*
david.kinney@cushwake.com

PREPARED BY

**John Bendetti**
Leasing Director
Equity Office Properties
2010 Main Street, Suite 1250
Irvine, CA 92614
949.809-3151 direct
949-724-1019 fax
john_bendetti@equityoffice.com

Equity Office
Redefining the workplace. Together.

| Fairchild | Fairchild Corporate Center – 19700 Fairchild Road<br>Irvine, CA |
|---|---|

Dear Dave:

Thank you for your Proposal to Lease on behalf of Dyntek, in an effort to accommodate your client's requirement at Fairchild Corporate Center, **Equity Office Properties Management Corp**., ("EOPMC") as agent for owner ("Landlord"), is pleased to submit the following terms and conditions pursuant to which it would consider entering into an office lease in Fairchild Corporate Center with **Dyntek, Inc., a California corporation** ("Tenant"):

1. **Owner:**

   **Equity Office Properties Trust (NYSE: EOP)** is the nation's largest REIT and publicly held owner of office properties. With a total capitalization of approximately $25 billion, Equity Office owns and manages 123 million square feet of primarily Class A office space in 700 buildings in 28 major metropolitan areas across the country. From this unique national platform, EOP offers a wide range of solutions to customers with local, regional or national office space needs. The company has enjoyed superior access to low-cost capital, acquisition opportunities, real-time market information, and top management talent in the industry.

2. **Project / Facilities:**

   19700 Fairchild Road is a three-story office building containing 52,698 rentable square feet ("Building").

3. **Location and Size of Premises:**

   19700 Fairchild - Suite 230 comprised of approximately 2,868 rentable square feet ("Suite 230 Premises"); and
   19700 Fairchild - Suite 180 comprised of approximately 1,873 rentable square feet ("Suite 180 Premises").

   Both Premises have been measured in accordance with BOMA standards of office measurement.

4. **Term and Commencement of Lease:**

   Approximately forty-eight (48) months commencing upon substantial completion of tenant improvement modifications and expiring coterminously with Tenant's lease for suites 140 and 350 which is scheduled for January 31, 2009 ("Initial Term"). However, the Suite 230 Premises Lease is subject to the termination of the current lease on the Premises.

5. **Early Occupancy**:

   Tenant, along with its contractors or agents, etc., shall be permitted to enter the Premises without obligation to pay rent beginning ten (10) days prior to the anticipated commencement date, for the sole purpose of the installation of equipment and Tenant's personal property.

Equity Office
Redefining the workplace. Together.

**6. Base Rental Rates:**

| Months | Base Rental Rate/RSF/Month |
|---|---|
| **01 – 24** | **$2.10** |
| **25 – 36** | **$2.15** |
| **37 – 48** | **$2.20** |

All Base Rental Rates are Full Service Gross. "Full Service" includes janitorial, utilities (except telephones), insurance, taxes, and standard heating/air conditioning during normal busines hours.

**7. Expenses and Taxes:**

Tenant shall pay its pro rata share of any increases in the Building's expenses and taxes in excess of a 2005 Base Year for both Suites 230 and 180. Such expenses shall be calculated to reflect the Building occupancy of not less than ninety-five percent (95%).

**8. Tenant Improvements:**

Landlord, at Landlord's cost, shall modify and deliver the Premises on a turnkey basis pursuant to a mutually agreeable plan and specifications approved by Landlord, however, Landlord's contribution shall contribute an amount of up to $10.00 per rentable square foot for Suite 230 and $120 per rentable square foot for Suite 180 ("Landlord's Work). Any excess or unused tenant improvement dollars from the Landlord approved plan shall accrue to Landlord. However, Tenant may use up to $2.50 per rentable square foot towards Tenant's data and voice cabling in both Suites 230 and 180.

**9. Contractor for Tenant Improvements:**

Landlord shall enter into a direct contract for the Landlord's Work with a general contractor selected by Landlord, and Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord's Work.

**10. Existing Lease/Tower 17:**

Subject to a fully executed lease(s), Landlord shall reduce Tenant's lease obligation at 18881 Von Karman Ave., Irvine CA, by an amount equal to the rent received from Tenant for Suite 110 at 19600 Fairchild and Suites 230 and 180 at 19700 Fairchild beginning on the Commencement Date through August 31, 2005.

**11. Parking:**

Landlord will provide Tenant with up four (4) unreserved surface parking spaces per 1,000 RSF leased, unreserved surface parking shall be free of charge during Mos 1 through 48 of the Initial Term.

**12. Option to Extend:**

Provided Tenant has complied with all the terms and conditions of the Lease and is still in occupancy of the Premises and has not assigned the Lease or sublet any portion of the Premises,

Tenant shall have an Option to Extend the lease term for one (1) five (5) year period on the same general terms and conditions then in existence under the Lease, except that the base rental for the option period shall be adjusted to the prevailing market rate for space comparable to the Premises in the Building. Tenant's Option to Extend shall provide Landlord at least six (6) months notice, but no earlier than nine (9) months, prior to the end of the lease term if Tenant desires to exercise its Option to Renew.

**13. Heating, Ventilating, and Air Conditioning:**

Heating, ventilating and air conditioning will be provided from 8:00 a.m. to 6:00 p.m. on weekdays. Heating, ventilating and air conditioning will not be provided for the following legal holidays: New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. Landlord may designate additional holidays, provided that the additional holidays are commonly recognized by other office buildings in the area where the Building is located.

**14. First Month's Rent/Security Deposit:**

Upon execution of the Lease Tenant shall deposit with Landlord the first (1st) month's rent. Additionally, Tenant shall pay an amount equal to 110% of the last month's rent to be held as a Standard Security Deposit. Landlord will require current financial statements and information for the proposed entity of the Tenant.

**15. Brokerage Commission:**

Subject to a fully executed lease agreement between Landlord and Tenant, Landlord will pay Cushman & Wakefield of California, Inc. a commission based on Landlord's standard commission schedule. 100% of the commission will be paid upon full lease execution.

**16. Approval Contingency:**

a) This proposal is made subject to the approval of Building ownership, verification of the type and state of formation of the proposed tenant, and current financial information;
b) This proposal is subject to prior leasing and may be withdrawn by Landlord at any time.
c) This proposal shall expire on November 19, 2004 at 5:00 p.m.

The above proposal of suggested business terms is being submitted solely for its review and acceptance as a basis for further negotiations of a mutually acceptable lease. The submission of this proposal does not constitute an offer to enter into a lease, an option to enter into a lease or an agreement by Landlord to cease any efforts to market and lease the subject premises to third parties. Any lease shall become effective only upon execution and delivery thereof by Landlord and Landlord reserves the right to modify or withdraw this proposal at any time prior to the execution and delivery of a lease by the parties.

Equity Office Properties Management Corp. ("EOPMC") is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in communicating Tenant's proposal to lease has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

Equity Office
Redefining the workplace. Together.

Should the foregoing meet with your approval, please have them execute below where indicated. After Landlord's approval, we will prepare the appropriate documents that, upon full and mutual execution, will contain the full agreement between the parties. Should you have any questions regarding this proposal, please do not hesitate to contact me at (949) 809-3151. I look forward to hearing from you.

Sincerely,
**Equity Office Properties Management Corp.,**
**a Delaware corporation as agent for owner**

John Bendetti
Leasing Director

**Tenant**

[signature]
ROBERT WEBBER, CFO
DYNTEK, INC.

cc: Joan Kent
Carla Osimo

Equity Office
Redefining the workplace. Together.